UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

DIGITAL MUSIC GROUP, INC.

(Exact name of registrant specified in its charter)

Delaware	000-51761	20-3365526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2151 River Plaza Drive, Suite 200, Sacramento, California	95833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (916) 239-6010

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2007, Digital Music Group, Inc. (“DMGI”) entered into a Digital Music Download Sales Agreement (the “Agreement”) with iTunes S.a.r.l. (“iTunes”) effective April 2, 2007, for the resale of certain of DMGI’s sound recordings and music video content related to its historical Digital Musicworks International business, in the European Union and certain other European countries.

The Agreement amends and supercedes an existing agreement with Apple Computer, Inc. that was due to expire April 1, 2007.

The Agreement has a term beginning on the expiration of the prior agreement, and that expires on the day before the third anniversary of the beginning of the term.

Pursuant to the Agreement, DMGI appointed iTunes as a reseller of sound and music video recordings owned and controlled by DMGI within the European Union and certain other European countries, and granted iTunes certain rights to market and promote DMGI’s content. iTunes agreed to pay DMGI wholesale prices for each individual recording and album download during the term of the Agreement at substantially the same rates as currently in effect under the previous contract. DMGI is to be paid in sterling with respect to sales in the United Kingdom, and in Euros with respect to sales elsewhere in the territory. Under the Agreement, DMGI is generally responsible for all record royalties. iTunes is responsible for mechanical royalties and payment for author’s rights. iTunes will provide monthly sales reports to DMGI and to make payment based on such reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL MUSIC GROUP, INC.

Date: March 27, 2007	By:	/s/ Karen Davis
	Name:	Karen Davis
	Title:	Chief Financial Officer